TRELLUS MANAGEMENT COMPANY, LLC

May 26, 2005

Mr. Thomas L. Collins
Chief Executive Officer
World Waste Technologies, Inc.
13520 Evening Creek Dr., Suite 130
San Diego, CA 92128

Dear Tom:

Given the substantial progress made to date in renegotiating the Technology License Agreement between BPI and World Waste, and recognizing the need to secure final approval from the University of Alabama, Huntsville, this letter removes the restriction on up to $1,000,000 of the funds from the Series A Convertible Preferred proceeds currently in the restricted accounts at the company and authorizes World Waste to access and use same for working capital purposes.

This letter is not a final approval of the renegotiated Technology License Agreement and Trellus specifically reserves the right to review the final document and if necessary provide direct feedback to the parties about what we will and will not accept in the final document. I look forward to reviewing the final document signed by all interested parties within 2 weeks.

Sincerely,

RESchedler

Ryan Schedler
Trellus Management Co., LLC

Cc: Chip Meyer, Harris Williams